Exhibit 99.1

FARO Maintains Sales Guidance and Lowers Earnings Guidance for Q4

         LAKE MARY, Fla., Jan. 19 /PRNewswire-FirstCall/ --  FARO Technologies, Inc. (Nasdaq: FARO) today announced that for the fourth quarter ended December 31, 2005, it expects to report sales  of approximately $34.6 million, a 21.4% increase from $28.5 million in the fourth quarter of 2004, and within the $33-$35 million range given by the company on November 3, 2005. Earnings are now expected to be in the range of $0.03 to $0.05 per diluted share, rather than in the previously expected range of $0.19 to $0.27 per diluted share, and below the current First Call consensus estimate of $0.21 per diluted share.

         “Our fourth quarter sales and gross margin are expected to be within our forecasted ranges, as are R&D expenditures. However, SG&A expenses and income tax for the quarter are expected to be substantially higher than forecasted,” said Jay Freeland, President and COO. “Selling expenses are expected to be approximately $2.5 million higher than forecasted because of higher commissions ($1.5 million) in part related to payment of incentive bonuses for sales people who exceeded their annual goals, higher headcount ($700,000), and higher marketing costs ($300,000).  General and Administrative expenses are expected to be approximately $700,000 higher than forecasted due to legal expenses, including patent litigation and our insurance deductible related to a class action suit brought against the Company in December ($450,000), and ramp up costs in our new Singapore headquarters ($250,000).  Our income tax rate for the quarter is expected to be approximately 25% vs. our estimate of 15-17% due to higher than expected sales in the Americas and lower than expected sales in Europe, the latter which is a lower tax jurisdiction for the Company.  The net impact of higher taxes to the company in the fourth quarter is expected to be approximately $100,000.”

         “Our expected fourth quarter results will bring annual sales to approximately $125.7 million for fiscal 2005, a 29.6% increase from $97.0 million in fiscal 2004,” said Simon Raab, CEO. “Gross margin is expected to be approximately 58% for 2005, and we expect to report net income of approximately $8.5-$8.8 million or approximately 6.8%-7.0% of sales (approximately $0.59-$0.61 per share). The 2005 year was marked with significant positioning investments through geographic expansion and an acquisition, along with high legal expenses related to litigation and a more normalized tax rate of approximately 17.0%. We expect some additional headcount and other expansion expenses to spill over into the first half of 2006, and a continuation of legal costs related to litigation.  However, I am optimistic that we will begin to leverage our growth-related expenses into improved operating margins by the second half of 2006.”

         The company expects to release earnings for the fourth quarter of 2005 on Tuesday, February 21, 2006, before the market opens and will host a conference call at 11:00 a.m. eastern time the same day.

         This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties, such as statements about our plans, objectives, projections, expectations, assumptions, strategies, or future events. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “may,” “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “will,” “should,” “could,” “projects,” “forecast,” “target,” “goal,” and similar expressions or discussions of our strategy or other intentions identify forward-looking statements. Other written or oral statements, which constitute forward-looking statements, also may be made by the Company from time to time. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

         Factors that could cause actual results to differ materially from what is expressed or forecasted in forward-looking statements include, but are not limited to:

         * changes in reserves or accruals as a result of review of our Critical Accounting Policies as part of our 2005 year-end audit;
         * changes to our tax provision based on a review of our Income Tax Valuation Allowance as part of our 2005 year-end audit;
         * uncertainty about pending litigation which may result in higher legal expenses than expected in 2006;
         * our inability to leverage investments in sales headcount and geographic expansion into higher  operating margin in the second half of 2006 ; and
         * the other risks detailed in the Company’s Annual Report on Form 10-K and other filings from time to time with the Securities and Exchange Commission.

         About FARO

         With more than 9,100 installations and 4,100 customers globally, FARO Technologies, Inc. (Nasdaq: FARO) and its international subsidiaries design, develop, and market software and portable, computerized measurement devices. The Company’s products allow manufacturers to perform 3-D inspections of parts and assemblies on the shop floor. This helps eliminate manufacturing errors, and thereby increases productivity and profitability for a variety of industries in FARO’s worldwide customer base. Principal products include the FARO TrackArm; FARO Laser ScanArm; FARO Laser Scanner LS; FARO Gage and Gage- PLUS; Platinum, Digital Template, Titanium, Advantage FaroArms; the FARO Laser Tracker X and Xi; and the CAM2 family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO 9001 certified and ISO-17025 laboratory registered.

SOURCE  FARO Technologies, Inc.
         -0-                                                            01/19/2006
         /CONTACT:  Greg Fraser, Executive Vice President, FARO Technologies, +1-407-333-9911, or fraserg@FARO.com /
         /Web site:  http://www.faro.com /
         (FARO)